PROSPECTUS SUPPLEMENT NO. 3

$330,000,000

1.875% Convertible Subordinated Notes due 2011

Common Stock

This prospectus supplement supplements the prospectus dated May 13, 2004 of Citadel Broadcasting Corporation, as supplemented, relating to the sale by certain of our securityholders (including their permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $330,000,000 aggregate principal amount of notes and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The table of selling securityholders contained on pages 88-91 of the prospectus is hereby amended to add the entities named below as selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding Prior to this Offering	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Conversion Shares of Common Stock Offered(2)	Number of Shares of Common Stock Beneficially Owned After thisOffering(3)

DBAG London	$1,000,000	*	—	39,215	—
Sage Capital Management, LLC	150,000	*	—	5,882	—

*    Less than 1%

(1)	Shares in this column do not include shares of common stock listed in the column to the right, which are issuable upon conversion of the notes offered hereby.

(2)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 39.2157 shares per $1,000 principal amount of notes at maturity. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

Investing in the notes involves risks. See "Risk Factors" beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is May 28, 2004.